Exhibit 99.1

Calumet Specialty Products Partners, L.P. Reports Third Quarter 2017 Results

Strong operations in fuel products combined with solid specialty products results despite supply chain disruptions drive a fourth consecutive quarter of improved results

INDIANAPOLIS — (PR NEWSWIRE) — December 28, 2017 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, today reported results for the third quarter ended September 30, 2017, as follows:

	Three Months Ended September 30,
	2017	2016
	(Dollars in millions, except per unit data)
Sales	$1,097.4	$966.6
Net loss	$(23.6)	$(33.4)
Limited partners’ interest basic and diluted net loss per unit	$(0.30)	$(0.42)
Adjusted EBITDA	$95.7	$53.9
Sales volumes (thousand barrels per day)	146.2	141.5
Net debt/Adjusted EBITDA	6.6x	21.8x
Liquidity	$412.7	$388.2
The Partnership’s $23.6 million net loss and Adjusted EBITDA of $95.7 million for third quarter 2017 included, but is not limited to, the impact of a favorable lower of cost or market (“LCM”) inventory adjustment of $11.1 million and special charges of approximately $10 million related to enterprise resource planning (“ERP”) system implementation expenses, M&A transaction expenses and realized hedging losses.
Management Commentary
“I am pleased to report today that Calumet has delivered another solid quarter of results and a fourth consecutive quarter of improved overall performance,” said Tim Go, Chief Executive Officer of Calumet. “I also want to express my disappointment over the delays required in filing our quarterly financial results and apologize to our stakeholders, all of whom have been patient with us as we implemented our new ERP system. Heading into the fourth quarter and beyond, we expect to file our quarterly results without delays. The Partnership has seen significant year-over-year improvements in our financial performance, driven by improved market conditions and our internal self-help initiatives. Our results are a testament to the hard work of our employees as we continue to execute against our long-term strategic goals.
Despite significant supply chain disruptions in the Gulf Coast region due to Hurricane Harvey and the implementation of our new ERP system, our core specialty products segment Adjusted EBITDA contribution of $43.0 million is flat to the prior year period. While the first two months of the quarter marked healthy growth for our core business, the month of September was adversely affected by these disruptions, which caused us to delay and backlog some shipments in our highest margin specialties and branded products divisions out of the third quarter. The ability to deliver these results despite the negative impact of these events is indicative of the strength of our underlying business and reflects the improvements we have put in place over the course of the last year. We see continued strength in our core specialty markets, and shipping has returned to normal levels through the final quarter of the year.”
Go continued, “Our strong fuel products segment Adjusted EBITDA performance of $46.3 million showed marked improvement to both year-over-year and sequential comparisons, and represented the highest segment performance in the last nine quarters. Our refineries operated efficiently with higher than average production through the quarter, especially through the period of time affected by Hurricane Harvey. As a result, we were able to supply areas of Texas and Louisiana with fuel products during a period when many other suppliers were shut down. Our Adjusted EBITDA gains were somewhat offset by hedging losses in the quarter as crude continued to move higher. However, during the third quarter we locked in healthy prices for our fuel products, which we expect to provide a benefit to our performance through the seasonally weaker winter timeframe. Additionally, our oilfield services segment saw a second consecutive quarter of profitability as the market continues to display strength in concert with our continuous improvement efforts, helping drive the strongest quarterly performance for the segment since 2014.”
Go concluded, “The third quarter saw Calumet make significant strides related to our long-term goals. Over the last four quarters we have made dramatic improvements to our balance sheet leverage, which currently sits at 6.6x Net debt/Adjusted EBITDA compared to 21.8x at this point last year. We continue to remain vigilant in our efforts to maintain cost discipline and drive further operational efficiencies, as evidenced by the $44 million in profit contribution from our self-help program year to date. In November we closed the sale of our Superior, WI refinery, as well as the divestiture of Anchor Drilling Fluids USA, LLC for a total announced consideration of approximately $576 million. We expect that net of final closing cost adjustments and after transaction expenses we will actually realize approximately $600 million from these divestitures. All of these efforts will allow Calumet to deleverage its balance sheet, lower volatility, and ultimately allow the Partnership to focus more meaningful attention and capital on our core specialty business. Our continued improvements combined with strategic divestitures will help support our efforts to drive meaningful long-term value creation for Calumet unitholders.”
Specialty Products Segment | Results Summary

	Three Months Ended September 30,
	2017	2016
	(Dollars in millions, except per barrel data)
Specialty products segment gross profit	$69.7	$81.0
Specialty products segment Adjusted EBITDA	$43.0	$43.4
Specialty products segment gross profit per barrel	$30.81	$34.99
Specialty products segment gross profit per barrel of $30.81 marks a decrease compared to the prior year period, as the rising crude price environment and Hurricane Harvey’s impact on our logistics providers’ ability to ship our highest margin branded products negatively impacted gross profit. While continued tightness in industry supply and our self-help initiatives continue to drive meaningful gains for the business, the positive results were offset by the significant disruptions to the supply chain. Specifically, our Porter, TX and Dickinson, TX plants as well as several of our key suppliers to those facilities were negatively impacted. The specialty segment Adjusted EBITDA of $43.0 million was relatively flat to the prior year period, but lower than the record quarterly performance seen in the second quarter of this year. Despite these negative impacts, the segment EBITDA results were commensurate with historical third quarter performance for the business. Segment results benefited from a $6.1 million favorable LCM inventory adjustment.
Fuel Products Segment | Results Summary

	Three Months Ended September 30,
	2017	2016
	(Dollars in millions, except per barrel data)
Fuel products segment gross profit	$58.0	$22.0
Fuel products segment Adjusted EBITDA	$46.3	$13.8
Fuel products segment gross profit per barrel (excluding hedging activities)	$5.18	$1.85

Fuel products segment gross profit and Adjusted EBITDA reflected significant improvement relative to the prior year period, driven by strong operations and high utilization through a period of time when the benchmark Gulf Coast 2/1/1 crack spread widened meaningfully in response to the heavy flooding and supply shortages. These market factors contributed to the 164% increase to gross profit and 236% increase to Adjusted EBITDA respectively, relative to the prior year period. Third quarter Adjusted EBITDA of $46.3 million represents the strongest performance from the segment in nine quarters. Fuel products’ sales volumes increased approximately 5% year-over-year, due primarily to the increased demand and the business’ ability to deliver product into the Louisiana and Texas markets affected by Hurricane Harvey, while many competitors were shutdown. Third quarter Adjusted EBITDA benefited from a $1.2 million favorable LCM inventory adjustment.
Oilfield Services Segment | Results Summary

	Three Months Ended September 30,
	2017	2016
	(Dollars in millions)
Oilfield services segment gross profit	$23.8	$7.3
Oilfield services segment Adjusted EBITDA	$6.4	$(3.3)

During the third quarter, the U.S. land-based rig count increased by approximately 97% on a year-over-year basis. Segment level revenue of $70.9 million marked an increase of over 107% relative the prior year period, driven by elevated drilling activity. Higher rig counts and drilling activity in conjunction with the business’ continuous improvement efforts helped deliver Adjusted EBITDA of $6.4 million, displaying a marked improvement compared to the $(3.3) million exhibited in the prior year period. This Adjusted EBITDA was the strongest quarterly result for the business since 2014. The segment also benefited from a $3.8 million favorable LCM inventory adjustment.
Partnership Liquidity
As of September 30, 2017, the Partnership had availability under its revolving credit facility of $386.2 million, based on a $486.6 million borrowing base, $100.3 million in outstanding standby letters of credit and $0.1 million in outstanding borrowings. In addition, the Partnership had $26.5 million of cash on hand as of September 30, 2017. The Partnership believes it will continue to have sufficient liquidity from cash on hand, cash flow from operations, borrowing capacity and other means by which to meet its financial commitments, debt service obligations, contingencies and anticipated capital expenditures.
Financial Guidance
Full-Year 2017 Capital Spending Forecast
Through the third quarter of 2017, total capital spending was $51.7 million. For the full-year 2017, the Partnership has lowered its capital spending forecast and now anticipates that total capital expenditures will be between $85 to $95 million for fiscal year 2017.
Full-Year 2017 RFS Compliance Impact Forecast
In conjunction with the Partnership’s ongoing compliance with the RFS, the Partnership records its outstanding Renewable Identification Numbers (“RINs”) obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be up to 128 million RINs for the full-year 2017, excluding the potential for any hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency to any of the Partnership's fuel refineries at a later time, and excluding the impact of the Superior refinery divestiture in the fourth quarter. Calumet expects to be able to satisfy a significant portion of its 2017 gross RINs obligation through internal blending and other self-help efforts.
Operations Summary
The following table sets forth information about our combined operations, excluding the results of the oilfield services segment. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel and the resale of crude oil in our fuel products segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In bpd)		(In bpd)
Total sales volume (1)	146,228	141,457	139,011	140,066
Total feedstock runs (2)	137,528	132,911	135,435	134,798
Facility production: (3)
Specialty products:
Lubricating oils	14,220	13,847	15,095	14,470
Solvents	7,868	7,636	7,819	7,604
Waxes	1,462	1,637	1,437	1,518
Packaged and synthetic specialty products (4)	2,121	1,972	2,495	2,068
Other	2,557	1,942	1,900	1,551
Total	28,228	27,034	28,746	27,211

Fuel products:
Gasoline	38,655	35,141	37,819	37,039
Diesel	36,335	35,166	34,723	35,190
Jet fuel	5,381	5,423	5,812	5,139
Asphalt, heavy fuel oils and other	31,969	31,119	31,703	30,768
Total	112,340	106,849	110,057	108,136
Total facility production (3)	140,568	133,883	138,803	135,347

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third-party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume for the three months ended September 30, 2017, as compared to the same period in 2016, is due primarily to increased sales volumes of fuel products primarily as a result of market conditions, partially offset by lower sales volume of solvents and packaged and synthetic specialty products driven by temporary disruptions in the supply chain as a result of Hurricane Harvey and the implementation of our ERP system.
The decrease in total sales volume for the nine months ended September 30, 2017, as compared to the same period in 2016, is due to decreased sales volumes of fuel products primarily as a result of turnaround activities at the Superior refinery during the second quarter of 2017. In addition, decreased sales volume of solvents and waxes was partially offset by increased sales volume of branded and packaged products as a result of market conditions.

(2)
Total feedstock runs represent the barrels per day (“bpd”) of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.

The increase in total feedstock runs for the three and nine months ended September 30, 2017, as compared to the same periods in 2016, is due primarily to increased feedstock runs at the Montana refinery as a result of the expansion completed in the first quarter of 2016, partially offset by decreased feedstock runs at the Superior refinery as a result of turnaround activities completed in the second quarter 2017.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The change in total facility production for the three and nine months ended September 30, 2017, as compared to the same periods in 2016, is due primarily to the operational items discussed above in footnote 2.

(4)	Packaged and synthetic specialty products include production at the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.
Derivatives Summary
The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In millions)		(In millions)
Derivative gain reflected in sales	$—	$14.5	$—	$45.6
Derivative loss reflected in cost of sales	—	(9.7)	—	(36.4)
Derivative gain reflected in gross profit	$—	$4.8	$—	$9.2

Realized loss on derivative instruments	$(2.3)	$(1.8)	$(7.2)	$(20.1)
Unrealized gain (loss) on derivative instruments	(9.7)	(4.9)	2.2	23.5
Total derivative gain (loss) reflected in the unaudited condensed consolidated statements of operations	$(12.0)	$(1.9)	$(5.0)	$12.6
Total loss on commodity derivative settlements	$(2.3)	$(1.8)	$(7.2)	$(20.1)
Additional Information
Investors, analysts and members of the media interested in additional information may access third quarter results presentation slides on the Partnership’s website at http://www.calumetspecialty.com.

About the Partnership
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates eleven manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) our expectation regarding our business outlook and cash flows, (ii) our expectation regarding anticipated capital expenditures and projected cost reduction initiatives, margin enhancing measures and low-to-no cost projects to reduce balance sheet leverage and increase cash flow, (iii) our access to capital to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures, (iv) expected benefits to the Partnership from the distribution suspension and (v) estimated capital expenditures as a result of required audits or required operational changes or other environmental and regulatory liabilities. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products and fuel products that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow. We provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable financial performance measure. We also provide a reconciliation of Distributable Cash Flow to Net cash used in operating activities, our most directly comparable liquidity measure. Both Net loss and Net cash used in operating activities are calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.
We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance costs), income taxes and depreciation and amortization.
We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense (including debt issuance and extinguishment costs), (b) income taxes, (c) depreciation and amortization, (d) impairment, (e) unrealized losses from mark-to-market accounting for hedging activities, (f) realized gains under derivative instruments excluded from the determination of net income (loss), (g) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (h) debt refinancing fees, premiums and penalties, (i) any net loss realized in connection with an asset sale that was deducted in computing net income (loss) and (j) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.
We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), income (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit).
The definition of Adjusted EBITDA presented in this release is consistent with the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022, that were issued in November 2013 (the “2022 Notes”), our 6.50% senior notes due April 15, 2021, that were issued in March 2014 (the “2021 Notes”), our 7.75% senior notes due April 15, 2023 (the “2023 Notes”), that were issued in March 2015 and our 11.50% senior secured notes due January 15, 2021 (the “2021 Secured Notes”), that were issued in April 2016. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes, 2023 Notes and 2021 Secured Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Please see our filings with the SEC, including our 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.
EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net loss, operating income (loss), net cash used in operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable GAAP financial performance measure, and Distributable Cash Flow to net cash used in operating activities, our most directly comparable GAAP liquidity measure, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales	$1,097.4	$966.6	$3,065.7	$2,652.5
Cost of sales	945.9	856.3	2,614.3	2,324.7
Gross profit	151.5	110.3	451.4	327.8
Operating costs and expenses:
Selling	28.0	26.2	83.7	82.9
General and administrative	41.6	28.2	107.0	80.6
Transportation	36.1	42.2	117.8	126.4
Taxes other than income taxes	7.0	4.8	17.4	14.7
Asset impairment	—	—	0.4	33.4
Other expense (income)	3.8	(1.0)	6.8	1.3
Operating income (loss)	35.0	9.9	118.3	(11.5)
Other income (expense):
Interest expense	(47.4)	(44.6)	(135.8)	(117.7)
Gain (loss) on derivative instruments	(12.0)	(6.7)	(5.0)	3.4
Loss from unconsolidated affiliates	(0.2)	(0.3)	(0.4)	(18.5)
Loss on sale of unconsolidated affiliates	—	—	—	(113.4)
Other	0.9	0.7	1.6	1.6
Total other expense	(58.7)	(50.9)	(139.6)	(244.6)
Net loss before income taxes	(23.7)	(41.0)	(21.3)	(256.1)
Income tax benefit	(0.1)	(7.6)	(1.1)	(7.1)
Net loss	$(23.6)	$(33.4)	$(20.2)	$(249.0)
Allocation of net loss:
Net loss	$(23.6)	$(33.4)	$(20.2)	$(249.0)
Less:
General partner’s interest in net loss	(0.5)	(0.7)	(0.4)	(5.0)
Net loss available to limited partners	$(23.1)	$(32.7)	$(19.8)	$(244.0)
Weighted average limited partner units outstanding:
Basic and Diluted	77,632,784	77,331,347	77,537,531	76,767,975
Limited partners’ interest basic and diluted net loss per unit	$(0.30)	$(0.42)	$(0.25)	$(3.18)
Cash distributions declared per limited partner unit	$—	$—	$—	$0.685

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26.5	$4.2
Accounts receivable, net	341.7	238.7
Inventories	324.4	386.2
Derivative assets	0.3	0.8
Prepaid expenses and other current assets	15.8	11.0
Current assets held for sale	125.0	—
Total current assets	833.7	640.9
Property, plant and equipment, net	1,410.4	1,678.0
Investment in unconsolidated affiliates	9.9	10.3
Goodwill	172.0	177.2
Other intangible assets, net	153.9	178.5
Other noncurrent assets, net	18.4	40.3
Noncurrent assets held for sale	215.1	—
Total assets	$2,813.4	$2,725.2
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$261.3	$295.5
Accrued interest payable	55.4	52.5
Accrued salaries, wages and benefits	32.3	11.5
Other taxes payable	24.1	20.8
Obligations under inventory financing agreements	92.8	—
Other current liabilities	59.7	99.6
Current portion of long-term debt	4.3	3.5
Derivative liabilities	8.3	14.8
Current liabilities held for sale	74.5	—
Total current liabilities	612.7	498.2
Noncurrent deferred income taxes	1.0	2.3
Pension and postretirement benefit obligations	3.6	11.3
Other long-term liabilities	0.8	1.0
Long-term debt, less current portion	1,986.6	1,993.7
Noncurrent liabilities held for sale	7.1	—
Total liabilities	2,611.8	2,506.5
Commitments and contingencies
Partners’ capital:
Partners’ capital	209.8	227.0
Accumulated other comprehensive loss	(8.2)	(8.3)
Total partners’ capital	201.6	218.7
Total liabilities and partners’ capital	$2,813.4	$2,725.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2017	2016
	(In millions)
Operating activities
Net loss	$(20.2)	$(249.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	130.6	127.1
Amortization of turnaround costs	20.4	25.3
Non-cash interest expense	7.6	7.2
Provision for doubtful accounts	0.2	0.4
Unrealized gain on derivative instruments	(2.2)	(23.5)
Asset impairment	0.4	33.4
(Gain) loss on disposal of fixed assets	3.9	(0.5)
Non-cash equity based compensation	8.4	3.9
Deferred income tax benefit	(0.2)	(0.4)
Lower of cost or market inventory adjustment	(19.1)	(33.3)
Loss from unconsolidated affiliates	0.4	18.5
Loss on sale of unconsolidated affiliates	—	113.4
Other non-cash activities	5.0	3.7
Changes in assets and liabilities:
Accounts receivable	(155.1)	(69.8)
Inventories	8.0	16.3
Prepaid expenses and other current assets	(4.8)	(6.6)
Derivative activity	(0.3)	(18.1)
Turnaround costs	(11.3)	(8.7)
Other assets	(0.4)	(0.3)
Accounts payable	37.7	11.6
Accrued interest payable	2.9	24.1
Accrued salaries, wages and benefits	17.6	(17.0)
Other taxes payable	7.4	5.4
Other liabilities	(39.7)	19.9
Pension and postretirement benefit obligations	(0.5)	(1.8)
Net cash used in operating activities	(3.3)	(18.8)
Investing activities
Additions to property, plant and equipment	(45.6)	(117.3)
Investment in unconsolidated affiliates	—	(41.0)
Proceeds from sale of unconsolidated affiliates	—	29.0
Proceeds from sale of property, plant and equipment	—	1.9
Net cash used in investing activities	(45.6)	(127.4)
Financing activities
Proceeds from borrowings — revolving credit facility	781.2	823.2
Repayments of borrowings — revolving credit facility	(791.3)	(934.1)
Proceeds from borrowings — senior notes	—	393.1
Repayments of borrowings — related party note	—	(55.4)
Payments on capital lease obligations	(6.7)	(6.2)
Proceeds from inventory financing agreements	91.6	—
Other financing activities	(1.1)	6.9
Debt issuance costs	(2.2)	(10.1)
Contributions from Calumet GP, LLC	0.1	0.2
Taxes paid for phantom unit grants	(0.4)	(1.8)
Distributions to partners	—	(57.4)
Net cash provided by financing activities	71.2	158.4
Net increase in cash and cash equivalents	22.3	12.2
Cash and cash equivalents at beginning of period	4.2	5.6
Cash and cash equivalents at end of period	$26.5	$17.8

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET LOSS TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of Net loss to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net loss	$(23.6)	$(33.4)	$(20.2)	$(249.0)
Add:
Interest expense	47.4	44.6	135.8	117.7
Depreciation and amortization	48.6	44.5	130.6	127.1
Income tax benefit	(0.1)	(7.6)	(1.1)	(7.1)
EBITDA	$72.3	$48.1	$245.1	$(11.3)
Add:
Unrealized (gain) loss on derivative instruments	$9.7	$4.9	$(2.2)	$(23.5)
Realized loss on derivatives, not included in net loss or settled in a prior period	—	(4.8)	—	(9.2)
Amortization of turnaround costs	6.4	7.9	20.4	25.3
Impairment charges	—	—	0.4	33.4
Loss on sale of unconsolidated affiliate	—	—	—	113.9
Non-cash equity based compensation and other non-cash items	7.3	(2.2)	12.3	1.9
Adjusted EBITDA	$95.7	$53.9	$276.0	$130.5
Less:
Replacement and environmental capital expenditures (1)	10.2	8.8	21.1	19.9
Cash interest expense (2)	44.6	42.0	128.2	110.5
Turnaround costs	1.0	0.6	11.3	8.7
Loss from unconsolidated affiliates	(0.2)	(0.3)	(0.4)	(18.5)
Income tax benefit	(0.1)	(7.6)	(1.1)	(7.1)
Distributable Cash Flow	$40.2	$10.4	$116.9	$17.0

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH USED IN OPERATING ACTIVITIES
(In millions)

	Nine Months Ended September 30,
	2017	2016
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash used in operating activities:	(Unaudited)
Distributable Cash Flow	$116.9	$17.0
Add:
Replacement and environmental capital expenditures (1)	21.1	19.9
Cash interest expense (2)	128.2	110.5
Turnaround costs	11.3	8.7
Loss from unconsolidated affiliates	(0.4)	(18.5)
Income tax benefit	(1.1)	(7.1)
Adjusted EBITDA	$276.0	$130.5
Less:
Unrealized gain on derivative instruments	$(2.2)	$(23.5)
Realized loss on derivatives, not included in net loss or settled in a prior period	—	(9.2)
Amortization of turnaround costs	20.4	25.3
Impairment charges	0.4	33.4
Loss on sale of unconsolidated affiliate	—	113.9
Non-cash equity based compensation and other non-cash items	12.3	1.9
EBITDA	$245.1	$(11.3)
Add:
Unrealized gain on derivative instruments	$(2.2)	$(23.5)
Cash interest expense (2)	(128.2)	(110.5)
Asset impairment	0.4	33.4
Non-cash equity based compensation	8.4	3.9
Lower of cost or market inventory adjustment	(19.1)	(33.3)
Deferred income tax benefit	(0.2)	(0.4)
Loss from unconsolidated affiliates	0.4	18.5
Loss on sale of unconsolidated affiliates	—	113.4
Amortization of turnaround costs	20.4	25.3
Income tax benefit	1.1	7.1
Provision for doubtful accounts	0.2	0.4
Changes in assets and liabilities:
Accounts receivable	(155.1)	(69.8)
Inventories	8.0	16.3
Other current assets	(4.8)	(6.6)
Derivative activity	(0.3)	(18.1)
Turnaround costs	(11.3)	(8.7)
Other assets	(0.4)	(0.3)
Accounts payable	37.7	11.6
Accrued interest payable	2.9	24.1
Other current liabilities	(14.7)	8.3
Other, including changes in noncurrent liabilities	8.4	1.4
Net cash used in operating activities	$(3.3)	$(18.8)

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO NET LOSS
(In millions)

	Three Months Ended September 30,
	2017	2016
Reconciliation of Segment Adjusted EBITDA to Net loss:	(Unaudited)
Segment Adjusted EBITDA
Specialty products Adjusted EBITDA	$43.0	$43.4
Fuel products Adjusted EBITDA	46.3	13.8
Oilfield services Adjusted EBITDA	6.4	(3.3)
Total segment Adjusted EBITDA	$95.7	$53.9
Less:
Unrealized loss on derivative instruments	$9.7	$4.9
Realized loss on derivatives, not included in net loss or settled in a prior period	—	(4.8)
Amortization of turnaround costs	6.4	7.9
Non-cash equity based compensation and other non-cash items	7.3	(2.2)
EBITDA	$72.3	$48.1
Less:
Interest expense	$47.4	$44.6
Depreciation and amortization	48.6	44.5
Income tax benefit	(0.1)	(7.6)
Net loss	$(23.6)	$(33.4)